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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY



AdvancePCS, L.P.
AdvancePCS Research, L.L.C.
AdvanceRx.com, L.P.
ADVP Consolidation, L.L.C.
ADVP Management, L.P.
Ambulatory Care Review Services, Inc.
Baumel-Eisner Neuromedical Institute, Inc.
FFI RX Managed Care, Inc.
First Florida International Holdings, Inc.
Foundation Health Pharmaceutical Services, Inc.
HMN Health Services, Inc.
PCS Health Systems, Inc.
PCS Holding Corporation
PCS Mail Services, Inc.
PCS Mail Services of Birmingham, Inc.
PCS Mail Services of Ft. Worth, Inc.
PCS Mail Services of Scottsdale, Inc.
PCS Services, Inc.